UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☑  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to Rule 14a-12

WRIGHT MEDICAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com

NOTICE OF
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of Wright Medical Group, Inc. will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 17, 2007, beginning at 9:00 a.m. (Central Time). At the meeting, our stockholders will vote on the following proposals to:

1. Elect nine directors to serve on our Board of Directors for a term of one year; and

2. Ratify the selection of KPMG LLP as our independent auditor for 2007.

Stockholders also will transact any other business that properly comes before the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL THE PROPOSALS.

Only stockholders of record at the close of business on March 26, 2007, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, 22nd Floor, Memphis, Tennessee, during ordinary business hours beginning May 1, 2007, as well as at the Doubletree Hotel during the meeting on May 17, 2007.

YOUR VOTE IS IMPORTANT.  REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By Order of the Board of Directors,

Jason P. Hood
Secretary

April 13, 2007

ii

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

This Proxy Statement is being furnished in connection with the solicitation of proxies by Wright Medical Group, Inc. (the Company), on behalf of its Board of Directors, for use at the 2007 Annual Meeting of Stockholders and any postponement or adjournment thereof. The meeting will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 17, 2007, beginning at 9:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to (1) elect nine directors to serve on our Board of Directors for a term of one year and (2) ratify the selection of KPMG LLP as our independent auditor for 2007. The proposals are set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the meeting, although the Board of Directors knows of no such other business to be presented.

When you submit your proxy, by either voting by telephone or executing and returning the enclosed proxy card, you will authorize the proxy holders — F. Barry Bays, the Executive Chairman of the Board; John K. Bakewell, the Executive Vice President and Chief Financial Officer of the Company; and Jason P. Hood, the Vice President, General Counsel and Secretary of the Company — to represent you and vote your shares of the Company’s common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement or adjournment of the meeting.

Our 2006 Annual Report, which includes our audited consolidated financial statements, accompanies this Proxy Statement. Although the 2006 Annual Report is being distributed with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.

We will provide, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2006, to our stockholders upon request. All stockholder requests should be sent to the Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 13, 2007.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals to:

1. Elect nine directors to serve on our Board of Directors for a term of one year; and

2. Ratify the selection of KPMG LLP as our independent auditor for 2007.

In addition, our management will report on the performance of the Company during 2006 and will respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 26, 2007. Only stockholders of record at the close of business on March 26, 2007, are entitled to receive notice of the meeting and to vote at the meeting the shares of the Company’s common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 26, 2007, there were 35,344,689 outstanding shares of common stock.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Both Proposal 1 (election of directors) and Proposal 2 (ratification of the selection of the independent auditor) are discretionary items on which your nominee will be entitled to vote your shares even in the absence of instructions from you. As of the date hereof, there is no proposal to be voted on at the meeting that is a non-discretionary item on which your nominee will not have discretion to vote in the absence of voting instructions from you.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on the record date of March 26, 2007, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

How do I vote my shares?

If you are a registered stockholder, you may vote by telephone.   If you are a registered stockholder (i.e., your shares are held in your own name), you may vote by telephone by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone.

If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the Internet.  If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through ADP Investor Communications Services (ADP) that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the ADP program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

You may vote by mail.  If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

You may vote in person at the meeting.  If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares.

Can I change my vote after I submit my proxy?

Yes, you can revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by voting again by telephone, because only your latest telephone vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered stockholder, by voting in person at the meeting; (4) if you are a registered stockholder, by giving written notice of such revocation to our Corporate Secretary prior to or at the meeting; or (5) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our Secretary before the polls are closed.

Who will count the votes?

American Stock Transfer & Trust Company (AST), the registrar and transfer agent for the Company’s common stock, will tabulate and certify the stockholder votes submitted by proxy. A representative of AST will serve as the inspector of election at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

Our Board of Directors recommends that you vote:

1.	FOR the election of the nine director nominees to serve on our Board of Directors for a term of one year; and

2.	FOR the ratification of the selection of KPMG LLP as our independent auditor for 2007.

What happens if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

Election of Directors.  The nine director nominees will be elected to serve on the Board of Directors for a term of one year if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the nine director nominees will be elected if they receive more votes than any other person at the meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Ratification of Selection of Independent Auditor.  The selection of KPMG LLP as our independent auditor for 2007 will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

How will abstentions be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of the selection of the independent auditor). With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 2, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares would be voted but not in favor of Proposal 2, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.

How will broker non-votes be treated?

A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) and Proposal 2 (ratification of the selection of the independent auditor) are discretionary items for which a nominee will have the discretion to vote even without voting instructions from the beneficial owner. Accordingly, there will not be broker non-votes with regard to Proposals 1 and 2. As of the date hereof, there is no proposal to be voted on at the meeting that is a non-discretionary item on which a nominee will not have the discretion to vote in the absence of voting instructions from the beneficial owner. However, if a proposal that is a non-discretionary item is submitted to the stockholders for a vote at the meeting, it would be possible for there to be broker non-votes with respect to the proposal. In the case of a broker non-vote, the shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on the proposal would depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal required the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal required the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.

STOCK OWNERSHIP

Directors, Executive Officers, and Other Stockholders

The following table provides information about the beneficial ownership of the Company’s common stock as of March 31, 2007, by each director of the Company, each existing and former executive officer of the Company named in the “Summary Compensation Information” table in this Proxy Statement, all directors and existing and former executive officers of the Company as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of common stock.

		Percentage
	Number of Shares	of Shares
Name of Beneficial Owner	Beneficially Owned(1,2)	Outstanding(3)

Directors and Executive Officers:
F. Barry Bays	347,500	*
Gary D. Henley	75,000	*
John K. Bakewell	260,749	*
Jeffrey G. Roberts	212,444	*
John R. Treace	185,477	*
Jason P. Hood(4)	31,265	*
Martin J. Emerson	5,000	*
Lawrence W. Hamilton	—	—
Beverly A. Huss	5,000	*
John L. Miclot	—	—
Robert J. Quillinan	—	—
David D. Stevens	30,000	*
Thomas E. Timbie	55,113	*
James T. Treace(5)	340,338	*
All directors and executive officers as a group (17 persons)(4-5)	1,709,702	4.8%
Other Stockholders:
BlackRock, Inc.(6)	4,245,345	12.0%
40 East 52nd Street New York, NY 10022
T. Rowe Price Associates, Inc.(7)	2,253,412	6.4%
100 E. Pratt Street Baltimore, MD 21202
Wellington Management Company, LLP(8)	2,223,000	6.3%
75 State Street Boston, MA 02109
Neuberger Berman Inc.(9)	2,164,139	6.1%
605 Third Avenue New York, NY 10158

*	Less than 1% of the outstanding shares of common stock.

(1)	A person’s beneficial ownership of common stock is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated elsewhere in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting power and sole investment power with respect to the shares of common stock that they beneficially own.

(2)	The shares of common stock shown in the table include the following numbers of shares that the indicated persons have the right to acquire as of March 31, 2007, or within 60 days thereafter (i.e., May 30, 2007), upon the exercise of options granted by the Company: Mr. Bays — 327,500 shares; Mr. Henley — 75,000 shares; Mr. Bakewell — 215,591 shares;

Mr. Roberts — 210,455; Mr. J. R. Treace — 165,477; Mr. Hood — 30,000 shares; Mr. Emerson — 5,000 shares; Ms. Huss — 5,000 shares; Mr. Stevens — 30,000 shares; Mr. Timbie — 55,113 shares; Mr. J. T. Treace — 156,931 shares; and all directors and executive officers as a group — 1,426,812 shares.

(3)	The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 35,349,689 outstanding shares of common stock as of March 31, 2007, plus the shares of common stock that such person has the right to acquire as of such date or within 60 days thereafter (i.e., May 30, 2007) upon the exercise of options granted by the Company.

(4)	The shares of common stock beneficially owned by Mr. Hood include 150 shares owned by his wife and 100 shares owned by his daughter. Mr. Hood disclaims beneficial ownership of the shares owned by his wife and daughter.

(5)	The shares of common stock beneficially owned by Mr. Treace include 103,622 shares owned by J&A Group, LLC, a private investment and consulting company controlled by Mr. Treace and his wife, and 90 shares owned by his wife. Mr. Treace disclaims beneficial ownership of the shares owned by his wife.

(6)	The shares of common stock beneficially owned by BlackRock, Inc. (BlackRock) consist of shares owned in various investment accounts for which BlackRock’s subsidiaries serve as investment adviser. BlackRock has shared voting power and shared investment power with respect to 4,245,345 shares owned in the investment accounts that its subsidiaries serve.

(7)	The shares of common stock beneficially owned by T. Rowe Price Associates, Inc. (T. Rowe) consist of shares owned in various investment accounts for which T. Rowe serves as investment adviser. T. Rowe has sole voting power with respect to 563,187 shares and sole investment power with respect to 2,253,412 shares owned in the investment accounts that it serves.

(8)	The shares of common stock beneficially owned by Wellington Management Company, LLP (Wellington) consist of shares owned in various investment accounts for which Wellington serves as investment adviser. Wellington has shared voting power with respect to 2,142,900 shares and shared investment power with respect to 2,223,000 shares owned in the investment accounts that it serves.

(9)	The shares of common stock beneficially owned by Neuberger Berman Inc. (Neuberger) consist of shares owned in various investment accounts for which Neuberger’s affiliates serve as sub-adviser or investment manager. Neuberger has sole voting power with respect to 53,831 shares, shared voting power with respect to 1,946,894 shares, and shared investment power with respect to 2,164,139 shares owned in the investment accounts that its affiliates serve.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of the Company’s registered equity securities (the reporting persons) file with the Securities and Exchange Commission (SEC) initial reports of, and subsequent reports of changes in, their beneficial ownership of the Company’s equity securities. The reporting persons are required to furnish us with copies of all such Section 16(a) reports. Based solely on our review of the copies of such Section 16(a) reports and written representations from certain reporting persons furnished to us, we believe that the reporting persons complied with all applicable Section 16(a) filing requirements during 2006.

BOARD OF DIRECTORS

General

Our Board of Directors currently consists of ten directors. Our directors are F. Barry Bays, Martin J. Emerson, Lawrence W. Hamilton, Gary D. Henley, Beverly A. Huss, John L. Miclot, Robert J. Quillinan, David D. Stevens, Thomas E. Timbie, and James T. Treace. The directors are elected at each annual meeting of stockholders and serve for a term of one year until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. Messrs. Bays, Emerson, Henley, Stevens, Timbie, and Treace and Ms. Huss were elected by our stockholders at the 2006 annual meeting of stockholders, while Mr. Quillinan was elected by the Board of Directors in July 2006, Mr. Hamilton was elected by the Board of Directors in February 2007, and Mr. Miclot was elected by the Board of Directors in March 2007 to serve on the Board of Directors. Beverly A. Huss has notified the Company that she will not stand for reelection and will retire from the Board of Directors at this meeting.

Director Independence

It is the policy of the Board of Directors that a majority of the directors be independent as defined in the listing standards of the Nasdaq Stock Market (Nasdaq). The Board of Directors has determined that seven directors — Martin J. Emerson, Lawrence W. Hamilton, Beverly A. Huss, John L. Miclot, Robert J. Quillinan, David D. Stevens, and Thomas E. Timbie — are independent as defined in Nasdaq’s listing standards. Richard B. Emmitt and Elizabeth H. Weatherman, former directors of the Company who resigned on March 9, 2006, and April 6, 2006, respectively, were determined to be independent as defined in Nasdaq’s listing standards. James E. Thomas, a former director of the Company who did not stand for reelection at the 2006 Annual Meeting of Stockholders, was also determined to be independent as defined in Nasdaq’s listing standards.

Meetings Attended by Directors

The Board of Directors holds meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met eight times in 2006. The Board of Directors has four standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee met 13, seven, and four times, respectively, in 2006. The Executive Committee did not meet in 2006. Director attendance at all Board of Directors and committee meetings in 2006 was in excess of 95%. Each incumbent director attended at least 88% of the total number of meetings of the Board of Directors and its committees on which he or she served in 2006.

Our independent directors have regularly scheduled meetings at which only they are present. Our independent directors met two times in 2006. Pursuant to our Corporate Governance Principles, the chairman of our Nominating and Corporate Governance Committee or another independent director selected by a majority of the independent directors presides at these meetings.

Our directors are encouraged to attend our annual meeting of stockholders absent exceptional cause. In 2006, five directors attended the annual meeting of stockholders.

Board of Directors Committees

Our Board of Directors delegates certain of its functions to its standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Information regarding the responsibilities of these committees and their members is provided below.

Executive Committee.  The Executive Committee exercises all the powers of the Board of Directors in the management of our business and affairs during the intervals between meetings of the Board of Directors, subject to such restrictions or limitations as the Board of Directors may specify from time to time or as otherwise limited by Delaware law. The Executive Committee is composed of three directors who are appointed by the Board of

Directors. The members of the Executive Committee are F. Barry Bays (chairman), Gary D. Henley, and James T. Treace.

Audit Committee.  The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and oversees the integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditor, the performance of our internal auditing function, and our compliance with applicable legal requirements and our business conduct policies. The Audit Committee has a written charter which was revised by the Board of Directors on April 21, 2005. A copy of the charter is posted on our website at www.wmt.com/Corporate/AuditCommitteeCharterReviseApril212005.pdf. The information on our website, however, is not a part of this Proxy Statement. The Audit Committee is composed of three directors who are appointed by the Board of Directors. The members of the Audit Committee are Thomas E. Timbie (chairman), Martin J. Emerson, and Robert J. Quillinan, all of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, James E. Thomas, a former director of the Company who did not stand for reelection at the 2006 annual meeting of stockholders, and David D. Stevens, a director of the Company who resigned from the Audit Committee on August 1, 2006, all of whom were also independent as defined in Nasdaq’s listing standards and met the independence criteria set forth in the SEC’s rules, were also members of the Audit Committee during 2006. Our Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert as defined in the SEC’s regulations. The report of the Audit Committee appears beginning on page 10 of this Proxy Statement.

Compensation Committee.  The Compensation Committee oversees our general programs of compensation and benefits for all employees and determines the compensation of our executive officers and directors. The Compensation Committee has a written charter which was revised by the Board of Directors on October 23, 2006. A copy of the charter is posted on our website at www.wmt.com/Corporate/CompensationCommitteeCharter102306.pdf. The information on our website, however, is not a part of this Proxy Statement. The Compensation Committee is composed of three directors who are appointed by the Board of Directors. The members of the Compensation Committee are David D. Stevens (chairman), Martin J. Emerson, and Beverly A. Huss, all of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, and James E. Thomas, a former director of the Company who did not stand for reelection at the 2006 annual meeting of stockholders, both of whom were independent as defined in Nasdaq’s listing standards and met the independence criteria set forth in the SEC’s rules, were also members of the Compensation Committee during 2006. The report of the Compensation Committee appears beginning on page 11 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees our corporate governance processes. In this role, the Nominating and Corporate Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors, makes recommendations regarding the establishment and membership of the Board of Directors’ committees, develops and reviews corporate governance principles applicable to us, and leads the annual review of the performance of the Board of Directors and its committees. The Nominating and Corporate Governance Committee has a written charter which was revised by the Board of Directors on February 27, 2007. A copy of the charter is posted on our website at www.wmt.com/Corporate/CorporateGovernanceCommitteeCharterReviewv5.pdf. The information on our website, however, is not a part of this Proxy Statement. The Nominating and Corporate Governance Committee is composed of two directors who are appointed by the Board of Directors. The members of the Nominating and Corporate Governance Committee are Thomas E. Timbie (chairman) and Beverly A. Huss, both of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, and Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, both of whom were independent as defined in Nasdaq’s listing standards and met the independence criteria set forth in the SEC’s rules, were also members of the Nominating and Corporate Governance Committee during 2006.

Director Nominations

The Board of Directors will consider all potential candidates for nomination by the Board of Directors for election as directors who are recommended by the Company’s stockholders, directors, officers, and employees. All director recommendations must be made in accordance with the provisions of Article II, Section 5 of our bylaws, which sets forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendations. All director recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Nominating and Corporate Governance Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Nominating and Corporate Governance Committee’s review typically will be based on the written materials provided with respect to a potential director candidate. The Nominating and Corporate Governance Committee will evaluate and determine whether a potential candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

The Board of Directors has adopted the following series of minimum qualifications and specific qualities and skills for our directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating and Corporate Governance Committee:

•	Directors should possess the highest personal and professional ethics, integrity, and values.

•	Directors should have an inquisitive and objective perspective, practical wisdom, and mature judgment.

•	Directors should have expertise and experience at policy-making levels in areas that are relevant to our business.

•	Directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of our business.

•	Directors should be committed to representing the long-term interests of our stockholders.

•	Directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time.

•	Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•	Directors who also serve as the chief executive officer, chief operating officer, or chief financial officer of another enterprise should not serve on more than two boards of public companies in addition to our Board of Directors, and other directors should not serve on more than four boards of public companies in addition to our Board of Directors.

In making our determinations regarding director nominees, the Board of Directors will consider whether a potential candidate has previously served as a director of the Company. The Board of Directors does not believe, however, that directors should expect to be automatically renominated on an annual basis. Instead, the annual self-assessment of the performance of the Board of Directors and its committees is an important determinant of director tenure.

Corporate Governance Principles

In furtherance of our goal of providing effective governance of our business and affairs for the long-term benefit of our stockholders, the Board of Directors has approved and adopted Corporate Governance Principles. The Corporate Governance Principles are posted on our website at www.wmt.com/Corporate/CorporateGovernancePrinciplesv4a.pdf. The information on our website, however, is not a part of this Proxy Statement. In addition to other matters, our Corporate Governance Principles require that any director up for election at our annual meeting of stockholders who fails to receive at least a majority of the votes cast for election shall offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee then makes a recommendation to the Board of Directors whether to accept, reject, or take other action regarding the offered resignation. The Board of Directors must review the recommendation of the Nominating and Corporate Governance Committee and act promptly to accept, reject, or take other action it deems appropriate under the circumstances. The affected director does not take part in the deliberations or actions of the Nominating and Corporate Governance Committee or the Board of Directors in this matter.

Policies and Procedures for Monitoring, Reviewing, Approving, or Ratifying Transactions with Related Persons

The Board of Directors has adopted a written Related Persons Transactions Policy (the Policy) for monitoring, reviewing, approving and ratifying transactions with related persons. The Policy applies to all financial transactions, arrangements, or relationships or any series of similar transactions, arrangements or relationships in which the Company was, is or will be a participant and in which a related person had or will have a direct or indirect material interest.

Transactions that are subject to the Policy must be approved by the Audit Committee. The Audit Committee is authorized to approve those transactions with related persons that are in, or are not inconsistent with, our best interests and our stockholders’ best interests and that are consistent with our Code of Business Conduct. The Audit Committee chairman, acting alone, may approve those transactions with related persons that meet the foregoing criteria and that are valued at $25,000 or less. All approvals made by the Audit Committee chairman are required to be reported to the entire Audit Committee at the next available opportunity.

The Audit Committee or its chairman will consider all relevant factors, including as applicable, (i) the benefits of the transaction to us, (ii) whether the transaction is material to us, (iii) the effect, if any of the transaction on a director’s independence in the event the related person is a director or an immediate family member or affiliate of a director, (iv) the availability of other sources for comparable products or services, (v) the terms of the transaction and whether they are fair and reasonable to us, (vi) the terms available to or from unrelated third parties or to employees generally, (vii) the role of the related person in arranging the transaction, (viii) the interests of the related person, and (ix) whether the potential transaction with a related person is consistent with our Code of Business Conduct. The Audit Committee will annually review and consider any previously approved or ratified transaction with a related person that remains ongoing to determine whether the transaction requires additional or continuing approval if conditions should be imposed with response to the transaction.

We are not currently and have not been engaged in any transactions with related persons since January 1, 2006.

Stockholder Communications

Stockholders may communicate with the Board of Directors or any individual director regarding any matter relating to the Company that is within the responsibilities of the Board of Directors. Stockholders, when acting solely in such capacity, should send their communications to the Board of Directors or an individual director c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Corporate Secretary will discuss with the Executive Chairman of the Board or the individual director whether the subject matter of a stockholder communication is within the responsibilities of the Board of Directors. The Corporate Secretary will forward a stockholder communication to the Executive Chairman of the Board or the individual director if such person determines that the communication meets this standard.

Audit Committee Report

Management is responsible for our accounting and financial reporting processes, including our internal control over financial reporting, and for preparing our consolidated financial statements. KPMG LLP (KPMG), our independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of the Board of Directors is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG our audited consolidated financial statements as of and for the year ended December 31, 2006, and management’s assessment of our internal control over financial reporting. Management and KPMG represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006, were prepared in accordance with accounting principles generally accepted in the United States of America. Management and KPMG also represented to the Audit Committee that the Company’s internal control over financial reporting had a material weakness as of December 31, 2006. Specifically, the Company did not have policies and procedures in place to ensure that depreciation expense for its surgical instruments was calculated based on the appropriate cost basis of these assets, resulting in an error in depreciation expense and accumulated depreciation, which was corrected in the 2006 financial statements. Management believes that the controls the Company implemented have been designed to remediate the material weakness as of the filing date of the 2006 Annual Report on Form 10-K. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (SAS) Nos. 61, 89 and 90 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. SAS Nos. 61, 89 and 90 set forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires the independent auditor to disclose in writing to the Audit Committee all relationships between the auditor and the Company that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the Audit Committee. The Audit Committee discussed with KPMG its independence and considered in advance whether the provision of any non-audit services by KPMG is compatible with maintaining their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and KPMG. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that KPMG is in fact independent.

Based on the reviews and discussions of the Audit Committee described above, in reliance on the unqualified opinion of KPMG dated February 27, 2007, regarding the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006, and subject to the limitations on the responsibilities of the Audit Committee discussed above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that such financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.

* * *

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors. Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, James E. Thomas, a former director of the Company who did not stand for reelection at the 2006 Annual Meeting of Stockholders, and David D. Stevens, a director of the Company who resigned from the Audit Committee on August 1, 2006, were also members of the Audit Committee during 2006.

Thomas E. Timbie (chairman)
Martin J. Emerson
Robert J. Quillinan

Compensation Committee Report

The Compensation Committee of the Board of Directors has the primary authority for determining our compensation philosophy and establishing compensation for our executive officers. The Compensation Committee sets performance goals and objectives for the President and Chief Executive Officer (CEO) and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer compensation, the Compensation Committee considers recommendations from our CEO with respect to goals and compensation of the other executive officers and assesses the information that it receives. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of the Board of Directors. The Compensation Committee also periodically reviews director compensation. From time to time we may engage consultants with specific expertise related to executive officer or director compensation and benefits. All decisions with respect to executive officer and director compensation are approved by the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2006 with management. In reliance upon the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the year ended December 31, 2006 to be filed with the SEC.

* * *

The foregoing report is provided by the undersigned members of the Compensation Committee of the Board of Directors. Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, and James E. Thomas, a former director of the Company who did not stand for reelection at the 2006 annual meeting of stockholders, were also members of the Compensation Committee during 2006.

David D. Stevens (chairman)
Martin J. Emerson
Beverly A. Huss

Compensation Discussion and Analysis

General Philosophy.  We compensate our executives through a mix of base salary, performance incentive bonuses, long-term equity incentives, and employee benefits and perks designed to:

•	attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of our stockholders;

•	motivate our executives to achieve our key strategic and financial performance measures; and

•	enhance the incentives for executives to increase our stock price and maximize stockholder value.

We believe that a significant portion of executive officers’ compensation potential on an annual basis should be at risk based on our performance. If our performance does not meet the criteria established by the Compensation Committee, incentive compensation will be adjusted accordingly. The Compensation Committee of the Board of Directors oversees our general programs of compensation and benefits for all employees and determines the compensation of our executive officers and directors. Our compensation setting process consists of establishing a base salary, a targeted, performance incentive bonus, and long-term equity compensation for each executive. We design the performance incentive bonus compensation to reward executives for our performance through linking this compensation to revenue and earnings growth targets as well as certain other corporate objectives. Other employees are rewarded with performance incentive bonus compensation for achieving specific operational goals within areas under their control, although company-wide performance is also a factor.

The total cash compensation (i.e., base salary plus performance incentive bonus) paid to our executive officers is intended to be competitive with the total cash compensation paid to executive officers in similar positions at companies engaged primarily in the orthopaedic medical device industry with revenues similar to ours, as well as comparable to other companies with performance similar to ours. The Compensation Committee reviews the targeted total compensation (i.e., the aggregate level of compensation that we will pay if performance goals are fully met) to ensure the total compensation is aligned with our goals of comparability and incentivizing performance. We also provide our executives with a variety of other benefits that we make available generally to all salaried employees.

The Role of the Compensation Committee.  The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining the appropriate level of compensation and the total compensation package, the Compensation Committee reviews a variety of sources to determine and set compensation.

The Compensation Committee reviews the performance and compensation for our CEO annually and recommends the compensation level for approval by the independent directors of the Board of Directors. Our CEO assists the Compensation Committee by providing annual recommendations regarding the compensation of all other executives. Each named executive officer and other senior executive management team members, in turn, participates in annual performance reviews with the CEO to provide input about their contributions to our success for the period being assessed. The performance of our CEO and executive management team as a group is reviewed annually by the Compensation Committee.

Total Compensation.  The total compensation package offered to each executive officer is comprised of four elements which are described in more detail below:

•	base salary;

•	performance incentive bonus;

•	long-term equity incentive awards; and

•	employee benefits and perks.

To determine whether our executive compensation is comparable to our competitors and other companies with performance similar to ours, the Compensation Committee reviews the compensation of our executives and similar companies, taking into consideration the company’s size, industry, and geographic locality, as well as the comparable executive’s level of responsibility, and years of experience. The criteria used to select companies similar to us include companies: (1) in the medical equipment and device industry; (2) with revenues between $200 million and $600 million; and (3) whose current enterprise market value is between $800 million and $1.9 billion. These companies are considered comparable to us and generally recruit individuals to fill executive positions who have similar skills and background to those we recruit. We can review in detail only those individuals for whom compensation information is publicly disclosed. This is typically only the five most highly compensated officers at each company. Generally, this correlates to our CEO, Executive Vice President and Chief Financial Officer (CFO), and certain other executive officers. From time to time we may engage consultants with specific expertise related to executive officer or director compensation and benefits.

The overall result of this review provides the starting point for the analysis of the Compensation Committee. We look more extensively at a number of other factors, including the total compensation, the median, mean, minimum, and maximum for each executive officer position. We strongly believe in retaining the best talent among our executive management team. In the case of our CEO, we also considered our performance since he was employed, and the anticipated level of difficulty of replacing him with someone of comparable experience and skill.

The Compensation Committee believes that the compensation of our executives — those having the greatest ability to influence our performance — should include greater levels of performance-based incentive compensation, while other levels of management should receive a greater portion of their compensation in base salary. Our review of the comparable companies chosen, although each had a different compensation structure, indicated that all appear to provide their executives with median base salaries of approximately 33% to 65% of overall compensation, median bonus compensation of up to 16% of overall compensation and median equity compensation of approximately 15% to 54% of overall compensation.

We have entered into employment agreements with our named executive officers — F. Barry Bays, Gary D. Henley, John K. Bakewell, Jeffrey G. Roberts, John R. Treace, and Jason P. Hood. The terms of the agreements began and will end on the dates shown below, subject to earlier termination under specified circumstances.

Name	Beginning Date	Ending Date

F. Barry Bays	November 22, 2005	March 31, 2008
Gary D. Henley	April 4, 2006	April 4, 2009
John K. Bakewell	November 22, 2005	March 31, 2008
Jeffrey G. Roberts	November 22, 2005	March 31, 2007
John R. Treace	November 22, 2005	March 31, 2007
Jason P. Hood	November 22, 2005	March 31, 2008

Effective March 31, 2007, Mr. Treace relinquished his position as Executive Vice President, North American Sales. Mr. Treace will continue to serve as an employee of the Company until December 31, 2007, in the position of Special Assistant to the President.

Effective April 5, 2007, Mr. Roberts left his position as Senior Vice President and Chief Technology Officer. In connection with his departure, we entered into a severance agreement with Mr. Roberts, which is discussed further below under “Severance Benefits.”

Base Salaries.  We want to provide our executives with a level of assured cash compensation in the form of base salary to compensate them for the services they provide and their level of professional experience and knowledge. The Compensation Committee considers the input of the CEO with respect to the base salaries of our other executive officers. The Compensation Committee reviews senior management compensation at least annually. In establishing base salaries, we seek relevant compensation information including (1) the scope of the position; (2) the responsibilities; (3) the experience and length of service with our Company, the industry, and the community; (4) efforts and performance; (5) team building skills; (6) the observance of our ethics and compliance programs; (7) the salaries paid by competitive companies to officers in similar positions; and (8) the base salaries paid to our other executive officers. Increases in base salary from year to year are based upon the performance of the executive officers as well as market positioning considerations, as assessed by the CEO and reviewed and approved by the Compensation Committee. The Compensation Committee assesses these factors with respect to the CEO. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of the Board of Directors. We estimate that the salary levels of our executive officers approximate the 25th percentile of the salary levels in effect for comparable executive officer positions at companies in our peer group. It is the Compensation Committee’s goal that the salary levels of our executive officers range between the 50th and 75th percentile of the salary levels in effect for comparable executives positions at our peer group companies. Our executives have a significant level of valuable industry specific knowledge and experience. We believe they are a key factor in our future success.

An employment agreement establishes the initial annual base salary of each of our named executive officers and provides that the Compensation Committee will review compensation at least once per year and will make such increases in base salary as are merited based on the executive officer’s performance and are consistent with our compensation policies. The base salaries of our named executive officers are set forth below.

	Annual Base Salary	Annual Base Salary
	as of	Effective
Name	December 31, 2006	April 1, 2007

F. Barry Bays	$100,000	$100,000
Gary D. Henley	390,000	425,000
John K. Bakewell	244,000	275,000
Jeffrey G. Roberts	248,500	N/A
John R. Treace	239,200	150,000
Jason P. Hood	182,000	187,500

These salaries reflect levels that the Compensation Committee concluded were appropriate based upon its general experience and review of comparables.

Performance Incentive Bonus.  We implemented an Executive Performance Incentive Plan (the Bonus Plan) for all of our officers, including executive officers, in 2005. The Bonus Plan, which is administered by the

Compensation Committee, provides that each year the Compensation Committee will establish a method for determining the total amount of performance incentive bonuses available to be paid to all officers under the Bonus Plan (bonus pool). The bonus pool is established based upon specific measures of our financial performance, which may include sales, operating income, pre-tax income, net income, and earnings per share. For 2006, the bonus pool was established based upon our performance relative to a specific operating income target. The Compensation Committee selected this specific operating income target to align management’s objectives with the interests of our stockholders. One of our objectives is to consistently achieve market leading revenue growth while achieving operating income growth in excess of that revenue growth. The Bonus Plan also provides for the Compensation Committee to establish individual performance goals, which include financial and operational performance measures, for each officer based upon his or her responsibility within the Company. Shortly after the end of the year, the Compensation Committee determines the amount of the performance incentive bonus for each officer by multiplying such officer’s percentage achievement of his or her individual performance goals by their allocable portion of the bonus pool. The Compensation Committee, in its sole and absolute discretion, may determine that the amount of an officer’s actual performance incentive bonus is less than or more than the amount earned by the officer under the Bonus Plan. The amount of the performance incentive bonus payable to an officer may vary from zero to 200% of his or her annual target.

The Compensation Committee established the following targeted bonus levels for our executive officers:

	2006 Target	2007 Target
Position	(% of Base Salary)	(% of Base Salary)

CEO	50%	75%
CFO	50	50
Other executive officers	45	45

They have identical performance goals for their bonuses, which are described in the table below. Our performance goals are calculated using certain non-GAAP measures, as more fully described in our Forms 8-K that are filed in connection with our quarterly earnings releases. For the year ended December 31, 2006, our non-GAAP financial measures did not include: non-cash stock-based compensation expenses, certain other income and expense items, the income tax effects of the foregoing, and the resolution of certain foreign income tax matters.

	2006 Target	2007 Target
Performance Goal	(% of bonus)	(% of bonus)

Operating Income Growth(1)	50%	40%
Revenue Growth	30	40
Inventory Days on Hand (DOH)	10	10
Days Sales Outstanding (DSO)	10	10

(1)	Operating income, as described in the Bonus Plan, is calculated as operating income excluding non-cash stock-based compensation expense. At the Compensation Committee’s discretion, certain other income or expenses that are excluded from our non-GAAP financial measures may also be excluded from operating income for the determination of target achievement. All references to operating income in the context of the Bonus Plan refer to the above-described calculation.

As our business is highly capital intensive and requires large investments in inventory, we felt that establishing a DOH objective would ensure the appropriate communication and teamwork to ultimately achieve those revenue objectives. As DSO is a product of not just company performance and management decisions, but also market factors outside the control of our senior management, we concluded that this performance should be given less weight than operating income or revenue growth.

Our executive officers will earn 100% of their targeted bonuses if our operating income (excluding FAS 123R stock-based compensation expense as well as other unusual items) grows for the year at a rate in excess of 24%, if we are able to achieve revenue growth of 11%, and reach DOH and DSO targets while doing so. They can receive twice this amount of bonus if the rates of revenue and operating income growth exceed 21% and 63%, respectively. The operating income target must be met for the executive officers to receive their target performance incentive bonus. Under-achievement of the operating income target would result in a reduced performance incentive bonus. Failure to achieve the threshold operating income target could result in no performance incentive bonus.

Additionally, the executive officers will receive bonuses at prorated levels if the operating income target is achieved but the other targets are not met. These percentages were selected because of their correlation at the 100% level, to our strategic plan, and at the 200% level, to a level that we subjectively concluded was an appropriate “stretch” goal.

Our non-executive officers may have more diverse performance goals. Where an employee has responsibility for a particular business unit or division, the performance goals are heavily weighted toward the performance of those units. Where an employee has broader corporate responsibility, such as our sales and marketing officers, the goals are tailored to their particular objectives for the year. However, our overall operating income performance is at least a 30% factor in all management performance goals.

Equity Compensation.  We may grant long-term, equity-based incentive awards to our executive officers under our 1999 Equity Incentive Plan, as amended and restated (the Equity Incentive Plan). Under the Equity Incentive Plan, which is administered by the Compensation Committee, we may grant awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, phantom stock units, performance share units, and stock bonuses. Based on an assessment of competitive factors, we determine an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer. It is not intended that such awards be granted on the basis of past corporate performance or the size or amount of awards previously granted.

Our prevailing practice has been to award stock options in order to closely align the interests of the executive officers with those of our stockholders. To encourage retention, the stock options may be granted with a vesting period of one or more years. We have taken the position that stock options should be granted with an exercise price that is equal to the fair market value of the common stock on the grant date, which is calculated as the average of the highest and lowest reported sale prices on the trading day immediately prior to the grant date. The actual value of stock option compensation, therefore, depends on the market value of the common stock increasing after the grant date.

Beginning in 2006, the accounting treatment for stock options changed as a result of FAS 123R, making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution. We may still award a limited number of stock options to foreign employees (because of foreign tax law considerations), to executive officers upon starting employment, and in other special situations. However, beginning January 2007, the primary form of equity compensation will be the issuance of shares of restricted stock. Restricted stock awards are both “performance based” and “time based.” The restricted stock will vest in equal annual installments over four years.

Guidelines for the number of stock options and restricted stock awards granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance, and the value of the stock at the time of grant. We determine the fair market value based upon the average of the high and the low price of the stock on the day prior to the grant date. With the exception of promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year. These grants were made on April 4, 2006, for last fiscal year. This timing was selected because it enabled us to consider our prior year performance and the potential recipients and our expectations for the current year. Also, it coincided with our annual performance evaluations. The awards also are made as early as practicable in the year in order to optimize the time-period for the incentives associated with the awards. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee has decided that future annual merit awards will be granted effective as of the date of our annual meeting of stockholders.

The benchmark for these grants is the median level of annual option grants for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies.

Each grant allows the officer to acquire shares of common stock at the market price on the grant date over a specified period of time, up to 10 years. Option awards will provide a return to the executive officer only if the market price of the shares appreciates over the term of the award.

For our CEO, his 2006 awards totaled 300,000 options with a grant date fair value of $2,782,050.

Other Elements of Compensation and Perks.  In order to attract and retain employees while paying market levels of compensation, we provide our executives and other employees the following benefits and perks.

Medical Insurance.  We provide to each executive officer and the executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to our other employees. We pay a portion of the premiums for this insurance for all employees.

Life and Disability Insurance.  We provide to each executive officer such disability and/or life insurance as we, in our sole discretion, may from time to time make available to our other executive employees of the same level of employment.

Housing Allowance & Relocation costs.  In order to attract and retain management talent, we provide relocation benefits, including a housing allowance, to certain executives upon their employment with the Company. The allowance is intended to partially defray the additional cost of housing while the employee relocates.

Defined Contribution Plan.  We, and our designated affiliates, offer the Section 401(k) Savings/Retirement Plan (the 401(k) Plan), a tax-qualified retirement plan, to our eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 100% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We currently match up to 4% of contributions to the 401(k) Plan.

Stock Purchase Plan.  Our 2002 Employee Stock Purchase Plan (ESPP), which qualifies under Section 423 of the Internal Revenue Code, permits participants to purchase our common stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the plan period or the stock price on the last day of the plan period, whichever is lower. The purchase dates occur on the last business day of June and December of each year. To pay for the shares, each participant may authorize periodic payroll deductions from their cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in a period are automatically applied to the purchase of common stock on that period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to that date.

Other.  We make available certain other perks or fringe benefits to executive officers and other employees, such as tuition reimbursement, travel insurance, airline club dues, professional society dues and food and recreational fees incidental to official company functions, including board meetings.

Severance Benefits.  We believe that companies should provide reasonable severance benefits to employees. With respect to named executive officers, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. In the event of the termination of our named executive officers’ employment, the post-employment pay and benefits, if any, to be received by the executive officer will vary according to the basis for their termination.

•	If we terminate the named executive officer’s employment due to their disability, we are required to provide the following for a period of 12 months after the termination date: (a) base salary, minus any amount that they receive under any disability insurance policy or plan that we or they maintain or under Social Security or any similar law, and (b) continued coverage for such period under our health benefit and life insurance programs on the same terms that were applicable on the termination date.

•	If we terminate the named executive officer’s employment for cause, or if the named executive officer resigns, we may choose to provide up to 24 months of base salary.

•	If we terminate the named executive officer’s employment without cause, or if after a “change in control” of the Company (as defined in the executive’s employment agreement) the term of the agreement expires and the executive officer’s employment is terminated without cause within 12 months after such expiration, we are required to provide, for a period of between 12 and 24 months after termination, as determined by the Company in our sole and absolute discretion, (a) base salary for such period at the greater of his base salary on the expiration date or his base salary on the termination date, and (b) continued coverage for such period under the Company’s health benefit and life insurance programs on the same terms that were applicable on the termination date.

The definition of “cause” will be deemed to exist (i) where the individual has intentionally failed to perform their responsibilities (ii) upon the death of the individual, (iii) where the individual has engaged in conduct materially injurious to the Company, (iv) where the individual has been convicted of a felony, crime involving moral turpitude, or (v) where the individual has violated their non-competition or confidentiality obligations.

While it is possible to provide salary continuation to a named executive officer during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay in accordance with our customary payroll practice but with a final payment not later than March 15 of the year following the year in which the termination occurred. This may result in a lump-sum severance payment just prior to March 15 for tax reasons.

Additionally, if we terminate the named executive officer’s employment without cause, all unexercised options with grant dates on or after March 1, 2004, will immediately vest.

In each case, the named executive officer’s right to receive post-employment pay and benefits is subject to their compliance with the non-competition and non-interference covenants contained in their respective employment agreements.

Effective April 5, 2007, we entered into a severance agreement with Jeffrey G. Roberts, our former Senior Vice President and Chief Technology Officer. Under the agreement, in exchange for certain releases and covenants by Mr. Roberts, we agreed to provide him with severance consisting of (a) his base salary with respect to a period of 12 months after his resignation, (b) the base salary equivalent of his earned and unused vacation, (c) paid continuation coverage under our group medical, dental and vision insurance plans for a period of 12 months after his resignation, (d) professional outplacement services, and (e) $200 to be applied to his legal costs for review of the agreement.

Change in Control Benefits.  Our executive management and other employees have built us into the successful enterprise that we are today, and the Compensation Committee believes that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should at least reduce the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of stockholders. Relative to our overall value, these potential change in control benefits are relatively minor. The cash components of any change in control benefits are paid as severance above is paid and are based upon a multiple of base salary of up to 24 months but not less than 12 months. These change in control benefits are “double trigger,” which requires (1) a change in control and (2) a termination without cause within 12 months of the expiration of their employment agreement before the executive officer receives their change in control benefit.

In the event of a change in control, we also continue health and other insurance benefits for between one and two years corresponding to termination benefits and immediately vest all equity compensation. In addition, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) Plan. Additionally, upon a change in control, all unexercisable options will immediately vest and become exercisable and all restrictions on restricted stock will lapse. The Compensation Committee believes that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse our named executive officers for any taxes imposed as a result of change in control benefits. This payment will be equal to an amount such that after the executive officer timely pays this tax payment to the appropriate taxing authority(ies), their liability for all taxes would be the same as if this tax had not applied. This payment would not be deductible by the Company.

Potential Payments Upon Termination or Change in Control.

The following table sets forth the benefits payable to our named executive officers based upon a hypothetical termination and/or change in control date of December 31, 2006. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

		Termination	Termination	Termination	Change in Control	Change in Control
		for	for	without	with	without
Name	Benefit	Disability	Cause	Cause	Termination	Termination

F. Barry Bays	Salary(1)	$100,000	$100,000	$100,000	$100,000	$—
	Benefits continuation(1)	26,624	—	26,624	26,624	—
	Option acceleration(2)	—	—	188,000	271,625	271,625
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$126,624	$100,000	$314,624	$398,249	$271,625

Gary D. Henley	Salary(1)	$390,000	$390,000	$390,000	$390,000	$—
	Benefits continuation(1)	12,273	—	12,273	12,273	—
	Option acceleration(2)	—	—	1,128,000	1,128,000	1,128,000
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$402,273	$390,000	$1,530,273	$1,530,273	$1,128,000

John K. Bakewell	Salary(1)	$244,000	$244,000	$244,000	$244,000	$—
	Benefits continuation(1)	13,584	—	13,584	13,584	—
	Option acceleration(2)	—	—	41,360	74,810	74,810
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$257,584	$244,000	$298,944	$332,394	$74,810

Jeffrey G. Roberts	Salary(1)	$248,500	$248,500	$248,500	$248,500	$—
	Benefits continuation(1)	13,374	—	13,374	13,374	—
	Option acceleration(2)	—	—	111,288	144,738	144,738
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$261,874	$248,500	$373,162	$406,612	$144,738

John R. Treace	Salary(1)	$239,200	$239,200	$239,200	$239,200	$—
	Benefits continuation(1)	9,744	—	9,744	9,744	—
	Option acceleration(2)	—	—	41,360	74,810	74,810
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$248,944	$239,200	$290,304	$323,754	$74,810

Jason P. Hood(4)	Salary(1)	$182,000	$182,000	$182,000	$182,000	$—
	Benefits continuation(1)	10,385	—	10,385	10,385	—
	Option acceleration(2)	—	—	37,600	71,050	71,050
	Tax reimbursement(3)	N/A	N/A	N/A	—	—

	Total	$192,385	$182,000	$229,985	$263,435	$71,050

(1)	The amounts in the Salary and Benefits continuation rows include an assumption that we would provide these benefits for a 12-month period.

(2)	Option acceleration is calculated as the intrinsic value of the unvested options on December 31, 2006. The intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2006, and the exercise price of the option. The market value as of December 31, 2006, is deemed to have been $23.28 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 29, 2006.

(3)	The amounts in the Tax reimbursement rows include the following assumptions: (a) stock options granted during 2006 were in the normal course of business (i.e., not part of a change in control transaction), (b) accelerated options were cashed out upon change in control, and (c) salary and benefits continuation (with termination) were provided for a 12-month period.

(4)	In addition to the above, Mr. Hood’s employment agreement provides for salary and benefits continuation upon his resignation for “Good Reason,” as defined in such agreement. Upon a resignation for “Good Reason,” Mr. Hood would receive the same benefits that are applicable to a termination without cause, with the exception that his unvested options would be forfeited. Utilizing the same assumptions as for a termination without cause, had Mr. Hood resigned for “Good Reason” on December 31, 2006, his total benefits would have been $192,385.

For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a stockholder or group of stockholders acquires 50% or more of the total fair market value or the total voting power of our outstanding capital stock, or (b) a majority of the members of the Board of Directors are replaced in any twelve month period by directors whose election is not endorsed by a majority of the members of the Board of Directors prior to the date of the election.

Compensation of Chief Executive Officers.  We had two CEOs in 2006, F. Barry Bays and Gary D. Henley. Mr. Bays served as the interim President and Chief Executive Officer from October 5, 2005, until April 3, 2006. Effective April 4, 2006, Mr. Bays relinquished those positions and resumed his former position of Executive Chairman of the Board of Directors. Gary D. Henley was elected President and Chief Executive Officer on April 4, 2006.

Mr. Bays has an employment agreement with us covering both his former service as the interim President and Chief Executive Officer from October 5, 2005, to April 4, 2006, and his current service as the Executive Chairman of the Board from April 4, 2006, to the present. Mr. Bays’s annual base salary for 2006 as the interim President and Chief Executive Officer was $270,000, of which he received $70,000 for his service from January 1, 2006, through April 3, 2006. Mr. Bays also received a performance incentive bonus of $36,342 under the Executive Performance Incentive Plan for 2006. In addition, on April 4, 2006, we granted Mr. Bays an option to purchase 50,000 shares of common stock under the Equity Incentive Plan. The exercise price of the stock option is $19.52 per share, which was the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock option will vest and become exercisable in equal annual installments over a period of four years after the grant date. The Compensation Committee considers that the compensation paid to Mr. Bays for the portion of 2006 during which he served as the interim President and Chief Executive Officer of the Company was reasonable and appropriate under the circumstances.

Mr. Henley has an employment agreement with us covering his services as our President and Chief Executive Officer. Pursuant to the agreement, we paid Mr. Henley a base salary of $290,875 from April 4, 2006, to December 31, 2006. Mr. Henley also received a performance incentive bonus of $36,854 under the Executive Performance Incentive Plan for 2006. In addition, under Mr. Henley’s agreement, on April 4, 2006, in connection with the commencement of his service as the President and Chief Executive Officer, he was granted an option to purchase 300,000 shares of common stock under the Equity Incentive Plan. The exercise price of the option is $19.52, which is equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock option will vest and become exercisable in equal annual installments over a period of four years after the grant date. The Compensation Committee considers that the compensation paid to Mr. Henley for the portion of 2006 during which he served as the President and Chief Executive Officer was reasonable and appropriate under the circumstances.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to executive officers. The Compensation Committee reviews the performance and compensation of the CEO and recommends the compensation level for approval by the independent directors of the Board of Directors. For the remaining executive officers, the CEO makes recommendations to the Compensation Committee that are subject to their review and approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the CEO, and has delegated option and restricted stock granting authority to the CEO for employees who are not officers.

EXECUTIVE COMPENSATION

Summary Compensation Information

The table below sets forth summary compensation information for our two principal executive officers during 2006, our principal financial officer, and our three other most highly compensated executive officers who were serving in such capacities on December 31, 2006, who we refer to collectively as our Named Executive Officers.

					Non-Equity
				Option	Incentive Plan	All Other	Total
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Compensation

F. Barry Bays(4)	2006	$143,208	—	$1,477,095	$36,342	$30,086	$1,686,731
Executive Chairman of the Board and Former interim President and Chief Executive Officer
Gary D. Henley(5)	2006	290,875	—	450,114	36,854	86,896	864,739
President and Chief Executive Officer
John K. Bakewell	2006	241,750	—	444,455	46,478	19,023	751,706
Executive Vice President and Chief Financial Officer
Jeffrey G. Roberts(6)	2006	246,275	—	432,163	42,194	8,422	729,054
Former Senior Vice President and Chief Technology Officer
John R. Treace(7)	2006	236,900	—	536,583	39,686	61,129	874,298
Special Assistant to the President and Former Executive Vice President, North American Sales
Jason P. Hood	2006	180,250	—	213,748	31,176	7,910	433,084
Vice President, General Counsel and Secretary

(1)	The amounts in the Option Awards column represent the portion of the fair value of the awards that represent earned compensation for the year as reflected in the financial statements. The compensation expense above for the option awards differs from the 2006 grant date fair values for these awards because the compensation expense is recognized over the vesting periods and include the values for awards granted in 2006 and prior years.

(2)	The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each Named Executive Officer under the 2006 Bonus Plan.

(3)	The amounts in the All Other Compensation column are more fully described in table under “All Other Compensation — Supplemental.”

(4)	Mr. Bays relinquished his position as our interim President and Chief Executive Officer and became its Executive Chairman of the Board on April 4, 2006.

(5)	Mr. Henley became our President and Chief Executive Officer on April 4, 2006.

(6)	Mr. Roberts left his position as Senior Vice President and Chief Technology Officer on April 5, 2007.

(7)	Mr. Treace relinquished his position as Executive Vice President, North American Sales and became the Special Assistant to the President on March 31, 2007.

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment.

All stock options vest and become exercisable upon a change in control, as defined in the Equity Incentive Plan.

All Other Compensation — Supplemental

The table below sets forth other compensation information during 2006 for our Named Executive Officers.

								Tax	Total
			Housing/	Travel	Insurance	Relocation		Gross	Other
Name and Principal Position	Year	401K	Car Allowance	Comp	Premiums	Expenses	Club Dues	Up	Compensation

F. Barry Bays	2006	$4,267	$2,550	$—	$17,114	$—	$—	$6,155	$30,086
Gary D. Henley	2006	6,600	7,200	—	—	44,391	3,953	24,752	86,896
John K. Bakewell	2006	6,600	8,400	1,500	1,556	—	300	667	19,023
Jeffrey G. Roberts	2006	6,600	—	—	1,340	—	—	482	8,422
John R. Treace	2006	—	7,200	—	—	36,034	—	17,895	61,129
Jason P. Hood	2006	5,408	—	1,500	737	—	—	265	7,910

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan based awards in 2006 to our Named Executive Officers.

					All Other Option
					Awards: Number of
		Estimated Future Payouts Under			Securities	Exercise Price	Grant Date Fair
	Grant	Non-Equity Incentive Plans(1)			Underlying	of Option	Value of Option
Name	Date	Threshold	Target	Maximum	Options	Awards(2)	Awards(2)

F. Barry Bays	4/4/2006				50,000	$19.52	$463,675
	N/A	$7,160	$71,604	$143,208
Gary D. Henley	4/4/2006				300,000	$19.52	2,782,050
	N/A	14,544	145,438	290,875
John K. Bakewell	4/4/2006				11,000	$19.52	102,009
	N/A	12,088	120,875	241,750
Jeffrey G. Roberts	4/4/2006				10,000	$19.52	92,735
	N/A	11,082	110,824	221,648
John R. Treace	4/4/2006				11,000	$19.52	102,009
	N/A	10,661	106,605	213,210
Jason P. Hood	4/4/2006				10,000	$19.52	92,735
	N/A	8,111	81,113	162,225

(1)	Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target and maximum amounts that could be earned under the 2006 Bonus Plan at targets established for each level. Each Named Executive Officer had a target incentive amount that could be earned if we met the targets established for the Bonus Plan. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the Named Executive Officers would have received 200% of their target amount.

(2)	The exercise price of each stock option granted to our Named Executive Officers is equal to the fair market value, within the meaning of the Equity Incentive Plan, of the underlying shares of common stock on the grant date. This fair market value is calculated as the average of the highest and lowest reported sale prices on the trading day immediately prior to the grant date.

See Compensation Discussion and Analysis above for complete description. All the stock options granted to the Named Executive Officers were granted under the Equity Incentive Plan. The Compensation Committee, which administers the Equity Incentive Plan, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances within overall plan and other limitations. The Compensation Committee has no present intention to exercise that authority with respect to these stock options.

All options vest and become exercisable upon a change in control, as defined in the Equity Incentive Plan. All of the options granted to our Named Executive Officers in 2006 vest in 25% increments on the first through fourth anniversaries of the grant date.

Outstanding Equity Awards

The table below sets forth information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2006.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	Exercisable	Unexercisable		Price	Date

F. Barry Bays	19,682	—		$4.35	1/31/2010
	109,091	—		8.25	3/28/2011
	75,000	—		18.94	3/28/2012
	37,500	12,500	(1)	16.59	3/25/2013
	60,000	60,000	(2)	30.11	3/25/2014
	100,000	—		20.35	10/20/2015
	—	50,000	(3)	19.52	4/4/2016
Gary D. Henley	—	300,000	(3)	19.52	4/4/2016
John K. Bakewell	109,091	—		4.35	12/11/2010
	10,000	—		18.94	3/28/2012
	15,000	5,000	(1)	16.59	3/25/2013
	22,500	22,500	(2)	30.11	3/25/2014
	20,000	60,000	(4)	23.39	4/4/2015
	—	11,000	(3)	19.52	4/4/2016
Jeffrey G. Roberts	43,636	—		4.35	3/16/2010
	5,455	—		4.35	9/1/2010
	18,182	—		8.25	3/28/2011
	10,000	—		18.94	3/28/2012
	15,000	5,000	(1)	16.59	3/25/2013
	15,000	15,000	(5)	30.11	3/25/2014
	5,000	5,000	(6)	25.66	11/1/2014
	15,000	45,000	(7)	23.39	4/4/2015
	6,250	18,750	(6)	19.35	11/21/2015
	—	10,000	(8)	19.52	4/4/2016
John R. Treace	54,545	—		4.35	9/1/2010
	18,182	—		8.25	3/28/2011
	10,000	—		18.94	3/28/2012
	15,000	5,000	(1)	16.59	3/25/2013
	60,000	—		20.35	10/20/2015
	—	11,000	(3)	19.52	4/4/2016
Jason P. Hood	—	5,000	(1)	16.59	3/25/2013
	15,000	15,000	(2)	30.11	3/25/2014
	2,500	7,500	(4)	23.39	4/4/2015
	—	10,000	(3)	19.52	4/4/2016

(1)	These options vest and become exercisable on 3/25/2007.

(2)	These options vest and become exercisable in two equal installments on 3/25/2007 and 3/25/2008.

(3)	These options vest and become exercisable in four equal installments on 4/4/2007, 4/4/2008, 4/4/2009 and 4/4/2010.

(4)	These options vest and become exercisable in three equal installments on 4/4/2007, 4/4/2008 and 4/4/2009.

(5)	These options vest and become exercisable in two equal installments on 3/25/2007 and 4/5/2007.

(6)	These options vest and become exercisable on 4/5/2007.

(7)	These options vest and become exercisable in an installment of 15,000 shares on 4/4/2007 and an installment of 30,000 shares on 4/5/2007.

(8)	These options vest and become exercisable in an installment of 2,500 shares on 4/4/2007 and an installment of 7,500 shares on 4/5/2007.

Option Exercises During 2006

The following table provides information on stock option exercises by our Named Executive Officers during 2006.

	Number of Shares	Value Realized
Name	Acquired on Exercise	Upon Exercise

F. Barry Bays	598,500	$11,567,676
Gary D. Henley	—	—
John K. Bakewell	—	—
Jeffrey G. Roberts	21,818	391,987
John R. Treace	—	—
Jason P. Hood	56,498	498,483

DIRECTOR COMPENSATION

Director Compensation

We compensate our directors for their services as members of the Board of Directors and committees with a combination of annual retainers and stock options. Directors who are not employees are eligible to receive compensation for their services as directors, while directors who are employees of the Company are ineligible to receive separate director compensation. The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

	Fees Earned or
Name	Paid in Cash	Option Awards(1)	Total

Martin J. Emerson(2)	$26,250	$29,143	$55,393
Richard B. Emmitt(3)	5,750	—	5,750
Beverly Huss(4)	21,750	30,140	51,890
Robert Quillinan(5)	15,833	22,442	38,275
David D. Stevens	28,917	171,095	200,012
James E. Thomas(6)	5,750	—	5,750
Thomas E. Timbie	46,250	115,730	161,980
James T. Treace	33,750	115,730	149,480
Elizabeth H. Weatherman(7)	3,750	—	3,750

(1)	As of December 31, 2006, there were 377,044 total stock options outstanding for the directors listed. The amounts in the Option Awards column represent the portion of the fair value of the awards that represents earned compensation for the year as reflected in the financial statements. The compensation expense above for the option awards differs from the 2006 grant date fair values for these awards because the compensation expense is recognized over the vesting periods and include the values for awards granted in 2006 and prior years.

(2)	Mr. Emerson was appointed to be a director on April 13, 2006.

(3)	Mr. Emmitt resigned as a director on March 9, 2006.

(4)	Ms. Huss was appointed to be director on April 6, 2006.

(5)	Mr. Quillinan was appointed to be director on July 5, 2006.

(6)	Mr. Thomas relinquished his role as a director on May 11, 2006.

(7)	Ms. Weatherman resigned as a director on April 6, 2006.

Eligible directors are paid an annual retainer of $25,000. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees. In addition, eligible directors are granted a stock option to purchase 20,000 shares of common stock upon their initial election to the Board of Directors and, provided that they have served as a director for at least one year, a stock option to purchase 12,500 shares of common stock upon each subsequent re-election to the Board of Directors. The stock options are granted pursuant to the Equity Incentive Plan, have an exercise price equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan, and vest and become exercisable in equal annual installments over a period of four years after the grant date for the initial 20,000-share stock option and in a single installment one year after the grant date for the subsequent 12,500-share stock option.

•	Executive Committee — The members of the Executive Committee are not paid any separate compensation in such capacity.

•	Audit Committee — The members of the Audit Committee are paid a supplemental annual retainer of $20,000 for the chairman and $8,000 for the other members.

•	Compensation Committee — The members of the Compensation Committee are paid a supplemental annual retainer of $5,000 for the chairman and $2,000 for the other members.

•	Nominating and Corporate Governance Committee — The members of the Nominating and Corporate Governance Committee are paid a supplemental annual retainer of $5,000 for the chairman and $2,000 for the other members.

Compensation Committee Interlocks and Insider Participation

David D. Stevens, Martin J. Emerson, and Beverly A. Huss, current directors of the Company, and James E. Thomas and Elizabeth H. Weatherman, former directors of the Company, served as members of the Compensation Committee of the Board of Directors in 2006. No member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company served during 2006 as a director or a member of the compensation committee of any entity that had an executive officer serving as our director or a member of our Compensation Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the nine individuals listed below for election as directors of the Company. Each nominee is an existing director of the Company, with Messrs. Bays, Emerson, Henley, Stevens, Timbie, and Treace were elected by the Company’s stockholders at the 2006 annual meeting of stockholders, while Mr. Quillinan was elected by the Board of Directors in July 2006, Mr. Hamilton was elected by the Board of Directors in February 2007, and Mr. Miclot was elected by the Board of Directors in March 2007 to serve on the Board of Directors. Each nominee has consented to serve on the Board of Directors. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Beverly A. Huss, an existing director of the Company, will not stand for reelection and will retire from the Board of Directors at this meeting.

F. Barry Bays.  Mr. Bays, age 60, has been a director of the Company since 2000 and our Executive Chairman of the Board since April 2006. He was the interim President and Chief Executive Officer of the Company from 2005 to April 2006, Executive Chairman of the Board from 2004 to 2005, and the President and Chief Executive Officer from 2000 to 2004. He has 42 years of experience in the orthopaedic medical device industry. Mr. Bays was the Senior Vice President and Chief Operating Officer of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. Medtronic, Inc., acquired Xomed Surgical Products, Inc., a leading manufacturer of surgical products used by ear, nose, and throat (“ENT”) surgeons, in 1999 and thereafter changed its name to Medtronic Xomed, Inc. He was a director and the Vice President and Chief Operating Officer of TreBay Medical Corp., from 1993 to 1996. Mr. Bays was the Executive Vice President and Chief Operating Officer of Linvatec Corporation from 1990 to 1993 and the Senior Vice President and Chief Operating Officer of its predecessor, Concept, Inc., from 1981 to 1990. Bristol-Myers Squibb Company acquired Concept, Inc., a leading manufacturer of orthopaedic arthroscopy products, in 1990 and thereafter changed its name to Linvatec Corporation.

Martin J. Emerson.  Mr. Emerson, age 43, has been a director of the Company since April 2006. He has been the President and Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a medical device company, since 2005, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and a Vice President and the General Manager of International from 2000 to 2002. Mr. Emerson has over 21 years of experience in the medical device industry. He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000. Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998. He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its Hospital Business division. Mr. Emerson is a director of Lifecore Biomedical, Inc. a public company, and Incisive Surgical, Inc., a private company.

Lawrence W. Hamilton.  Mr. Hamilton, age 49, has been a director of the Company since February 13, 2007. He has completed the course requirements for the Executive Leadership Doctoral Program (Ed.D.) at George Washington University, and is in the dissertation phase of the program. Mr. Hamilton served as the Senior Vice President, Human Resources at Tech Data Corporation, a distributor of information technology, from 1996 to 2006, and as the Vice President, Human Resources from 1993 to 1996. Mr. Hamilton served in a variety of human resource management positions with Bristol-Myers Squibb Company from 1985 to 1993. Mr. Hamilton is a certified Senior Professional in Human Resources and recently received the Certified Compensation Professional designation from the American Compensation Association. Mr. Hamilton is a director of HomeBanc Corp., a public company.

Gary D. Henley.  Mr. Henley, age 58, has been a director and the President and Chief Executive Officer of the Company since April 2006. He has 25 years of experience in the orthopaedic medical device industry. Mr. Henley was an executive with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to March 2006, most recently serving as the President of its Americas Division. He was the President of the Endoscopy Video

Division of Smith & Nephew Richards, Inc., from 1987 until 1996. Mr. Henley was the President and Chief Executive Officer of Cecorp, Inc., a maker of surgical visualization devices for the arthroscopic and endoscopic markets, from 1982 to 1987.

John L. Miclot.  Mr. Miclot, age 48, has been a director of the Company since March 2007. He has been the President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, since 2003. Mr. Miclot served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. His previous employer, Healthdyne Technologies, Inc., a medical device company, was acquired by Respironics, Inc. in 1998. Mr. Miclot served in various positions at Healthdyne Technologies, Inc., including Senior Vice President, Sales and Marketing, from 1995 to 1998. He began his career at DeRoyal Industries, Inc. and Baxter International Inc. Mr. Miclot is a director of American Textiles Inc., Pittsburgh Zoo & PPG Aquarium, Burger King Cancer Caring Center, Allegheny Conference on Community Development, Washington & Jefferson College and the American Association for Homecare, all private companies.

Robert J. Quillinan.  Mr. Quillinan, age 59, has been a director of the Company since July 2006. He retired in 2003 following a 23-year career with Coherent, Inc., a leading supplier of lasers, precision optics, and related accessories used in commercial and scientific research applications. At Coherent, Inc., Mr. Quillinan served as Executive Vice President of Mergers and Acquisitions from 2002 to 2003, Executive Vice President and Chief Financial Officer from 1983 to 2002, Vice President and Treasurer from 1982 to 1983, and Corporate Controller from 1980 to 1982. He was the Director of Financial Services for Synertek, Inc., from 1978 to 1980 and an audit manager for Main, LaFrentz & Co. from 1971 to 1978. Mr. Quillinan is a director of Coherent, Inc., a public company, and Reliant Technologies, Inc., a private company.

David D. Stevens.  Mr. Stevens, age 53, has been a director of the Company since 2004. He has been a private investor since August 2006. Mr. Stevens was the Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to August 2006. He was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of Southern Health Systems, Inc. from 1983 to 1996. He is a director of Medco Health Solutions, Inc. and Thomas & Betts Corporation, both public companies.

Thomas E. Timbie.  Mr. Timbie, age 49, has been a director of the Company since 2000. He has been the President of Timbie & Company, LLC, a financial consulting firm, since 2000. Mr. Timbie was the interim Chief Financial Officer of ev3 Inc., an endovascular company, during 2005. He was the interim Chief Financial Officer of e-dr. Network, Inc., a business-to-business exchange in the optical device market, during 2000. Mr. Timbie was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc., from 1996 to 1999. He is a director of American Medical Systems Holdings, Inc., and ev3 Inc., both public companies.

James T. Treace.  Mr. Treace, age 61, has been a director of the Company since 1999. He served as the Chairman of the Board of the Company from 2005 to April 4, 2006, and from 1999 to 2004. Mr. Treace has been the President of J&A Group, LLC, a private investment and consulting company, since 2000. He was the President of Medtronic Xomed, Inc., from 1999 to 2000 and the Chairman of the Board, Chief Executive Officer, and President of its predecessor, Xomed Surgical Products, Inc., from 1996 to 1999. Mr. Treace was the Chairman of the Board, Chief Executive Officer, and President of TreBay Medical Corp., a developer and manufacturer of ENT sinus endoscopy products, from 1993 to 1996. He was the President of Linvatec Corporation from 1990 to 1993 and the President and Chief Executive Officer of its predecessor, Concept, Inc., from 1981 to 1990. Mr. Treace is the Chairman of the Board of Kyphon Inc., a public company. He is the uncle of John T. Treace, the Company’s Vice President — Marketing, Biologics and Extremities and the brother of John R. Treace, Special Assistant to the President.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NINE NOMINEES FOR DIRECTOR LISTED ABOVE. Each proxy solicited on behalf of the Board of Directors will be voted FOR the election of the nine director nominees unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

The Audit Committee of the Board of Directors has selected KPMG LLP (KPMG) as the independent auditor to perform the audit of our consolidated financial statements for 2007. KPMG has audited our consolidated financial statements since 2002. KPMG is a registered public accounting firm.

The Board of Directors is asking the stockholders to ratify the selection of KPMG as our independent auditor for 2007. Although not required by law, Nasdaq’s listing standards, or our bylaws, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT AUDITOR FOR 2007. Each proxy solicited on behalf of the Board of Directors will be voted FOR the ratification of the selection of KPMG as our independent auditor for 2007 unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the selection, the matter will be reconsidered by the Audit Committee and the Board of Directors.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining KPMG to audit our consolidated financial statements for 2006, the Audit Committee retained KPMG to provide other auditing and advisory services in 2006. The Audit Committee understands the need for KPMG to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by KPMG in 2006 and has concluded that the provision of such services was compatible with maintaining KPMG’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by our independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The table below sets forth the aggregate fees billed by KPMG for audit and non-audit services provided to us in 2006 and 2005.

Fees	2006	2005

Audit Fees	$1,154,000	$1,107,200
Audit-Related Fees	18,000	13,000
Tax Fees:
Tax Compliance Fees	40,000	65,000
All Other Tax Fees	54,000	76,000

Total Tax Fees	94,000	141,000
All Other Fees	—	23,100

Total	$1,266,000	$1,284,300

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Other Independence Measures

We have taken additional steps to ensure the independence of our independent auditor. The Audit Committee requires that the lead and concurring partners assigned to the audit of our consolidated financial statements be rotated off the independent auditor’s audit engagement at least every five years. The Board of Directors, upon the recommendation of the Audit Committee, also has adopted a policy restricting the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of our consolidated financial statements.

EXECUTIVE OFFICERS

Executive Officers and Other Senior Management

The table below sets forth certain information concerning our executive officers and other senior management.

Name	Age	Position(s)

Executive Officers:
F. Barry Bays	60	Executive Chairman of the Board
Gary D. Henley	58	President and Chief Executive Officer
John K. Bakewell	45	Executive Vice President and Chief Financial Officer
William J. Flannery	53	Vice President, Logistics and Materials
Jason P. Hood	42	Vice President, General Counsel, and Secretary
Kyle M. Joines	39	Vice President, Manufacturing
Eric A. Stookey	36	Vice President, North American Sales
Other Senior Management:
Paul R. Kosters	42	President, Europe, Middle East, and Africa
Cary P. Hagan	40	Vice President, OrthoRecon Marketing
Karen L. Harris	45	Vice President, International Sales and Distribution
John T. Treace	35	Vice President, Biologics and Extremities Marketing
Lance A. Berry	34	Vice President and Corporate Controller
Joyce B. Jones	53	Vice President and Treasurer
William F. Scott	61	Vice President, Sales and Marketing Services
Timothy E. Davis, Jr.	37	Vice President, Business Development

F. Barry Bays has been a director of the Company since 2000 and our Executive Chairman of the Board since April 2006. He was the interim President and Chief Executive Officer of the Company from 2005 to April 2006, Executive Chairman of the Board from 2004 to 2005, and the President and Chief Executive Officer from 2000 to 2004. He has 42 years of experience in the orthopaedic medical device industry. Mr. Bays was the Senior Vice President and Chief Operating Officer of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. Medtronic, Inc., acquired Xomed Surgical Products, Inc., a leading manufacturer of surgical products used by ear, nose, and throat (ENT) surgeons, in 1999 and thereafter changed its name to Medtronic Xomed, Inc. He was a director and the Vice President and Chief Operating Officer of TreBay Medical Corp., from 1993 to 1996. Mr. Bays was the Executive Vice President and Chief Operating Officer of Linvatec Corporation from 1990 to 1993 and the Senior Vice President and Chief Operating Officer of its predecessor, Concept, Inc., from 1981 to 1990. Bristol-Myers Squibb Company acquired Concept, Inc., a leading manufacturer of orthopaedic arthroscopy products, in 1990 and thereafter changed its name to Linvatec Corporation.

Gary D. Henley has been a director and the President and Chief Executive Officer of the Company since April 2006. He has 25 years of experience in the orthopaedic medical device industry. Mr. Henley was an executive officer with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to March 2006, most recently serving as the President of its Americas Division. He was the President of the Endoscopy Video Division of Smith & Nephew Richards, Inc., from 1987 until 1996. Mr. Henley was the President and Chief Executive Officer of Cecorp, Inc., a maker of surgical visualization devices for the arthroscopic and endoscopic markets, from 1982 to 1987.

John K. Bakewell has been the Executive Vice President and Chief Financial Officer of the Company since 2000. He was the Vice President of Finance and Administration and Chief Financial Officer of Altra Energy Technologies, Inc., a software and e-commerce solutions provider to the energy industry, from 1998 to 2000. Mr. Bakewell was the Vice President of Finance and Administration and Chief Financial Officer of Cyberonics, Inc., a publicly held manufacturer of medical devices for the treatment of epilepsy and other neurological disorders, from 1993 to 1998. He was the Chief Financial Officer of ZEOS International Ltd., a publicly held manufacturer and direct marketer of personal computers and related products, from 1990 to 1993. Mr. Bakewell is a director of ev3 Inc., a public endovascular medical device company.

William J. Flannery has been the Vice President, Logistics and Materials of the Company since 2004. He served the Company as the Senior Director — Materials and Purchasing from 1994 to 2004. Mr. Flannery has 29 years of experience in the orthopaedic medical device industry. He was employed by United States Surgical Corporation, a manufacturer of products used to perform minimally invasive surgical procedures, in various operational positions from 1978 to 1994, where he ultimately served as the Senior Director of Materials.

Jason P. Hood has been a Vice President of the Company since 2002 and its General Counsel and Secretary since 1998. He served the Company as Corporate Counsel in 1998. Mr. Hood was an attorney with Sedgwick Noble Lowndes, an international employee benefits consulting firm which was a division of Sedgwick, Inc., and is currently a part of Marsh & McClennan, Inc., from 1997 to 1998. He was an associate with the law firm of Glankler Brown, PLLC, from 1994 to 1997, where he concentrated his practice in employment law and general civil litigation. Mr. Hood is licensed to practice law in the State of Tennessee. Prior to starting his legal career, Mr. Hood held executive positions in strategic planning and human resources development with a multi-national specialty chemical company.

Kyle M. Joines has been the Vice President, Manufacturing of the Company since 2004. He served the Company as the Senior Director — Manufacturing from 2001 to 2004, the Director — Manufacturing from 1998 to 2001, and in various other production positions from 1993 to 1998. Mr. Joines was employed by Precision Castparts Corp., a global manufacturer of complex metal components and products, from 1990 to 1992, where he ultimately served as the Foundry Coordinator.

Eric A. Stookey has been the Vice President, North American Sales of the Company since March 1, 2007. He has served the Company in various other marketing and sales positions since 1995, including as the Vice President — U.S. Sales from 2005 until March 1, 2007, the Senior Director of Sales — Central Region from 2003 to 2005 and the Director of Marketing for Large Joint Reconstruction Products from 2001 to 2003. He was employed by DePuy Orthopedics, Inc., from 1993 to 1995.

Paul R. Kosters has been the President, Europe, Middle East, and Africa since 2005. He was the Business Director of the European Spinal division of Medtronic, Inc., from 2002 to 2005. Mr. Kosters was the Regional Director of Northern Europe of Medtronic Sofamor Danek, Inc., from 1997 to 2001. He held various positions with Stryker Corporation from 1992 to 1997, including serving as the Sales Director of Germany, the Sales Manager of Austria, Switzerland and Eastern Europe, and the Product Manager of the Spinal division.

Cary P. Hagan has been the Vice President, OrthoRecon Marketing of the Company since October 2006. He served the Company as the Senior Director — Biologics Marketing and Business from 2003 to October 2006, as the Product Manager for Biologics from 1996 to 2003, and in various other marketing and sales roles since 1989.

Karen L. Harris has been the Vice President, International Sales and Distribution of the Company since 1998. She served the Company as the Vice President — European Business Development from 1997 to 1998. Ms. Harris was employed by MicroAire Surgical Instruments, Inc., in various sales and marketing positions from 1990 to 1997, most recently serving as the Director of International Sales and Marketing.

John T. Treace has been the Vice President, Biologics and Extremities Marketing of the Company since 2005. He served the Company as the Vice President and General Manager — Biologics and Extremity Marketing from 2003 to 2005 and the Senior Director — Biologics Marketing from 2001 to 2003. Mr. Treace was the Director of Marketing of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. He was the Director of Marketing of TreBay Medical Corp., from 1994 to 1996. Mr. Treace is the son of John R. Treace, the Company’s Special Assistant to the President and former Executive Vice President — North American Sales, and a nephew of James T. Treace, a director of the Company.

Lance A. Berry has been a Vice President of the Company since 2004 and our Corporate Controller since 2002. He was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002, where he held various positions of increasing responsibility, most recently as Audit Manager, and his clients consisted primarily of multinational and public companies. Mr. Berry is a certified public accountant.

Joyce B. Jones has been the Vice President and Treasurer of the Company since 2002. She served the Company as the Vice President — Finance and Controller from 1998 to 2002 and in various other finance and accounting positions from 1989 to 1998. Ms. Jones was the Corporate Controller of Insituform Technologies, Inc., a provider of specialized pipeline rehabilitation technologies and services, from 1986 to 1989.

William F. Scott has been the Vice President, Sales and Marketing Services of the Company since 2004. He served the Company as the Vice President — U.S. Sales from 2003 to 2004, the Senior Director — Sales Administration from 2001 to 2003, and the Senior Director — Regional Sales in 2001. Mr. Scott was the Vice President of Domestic Sales of Medtronic Xomed, Inc., from 1999 to 2001 and the Director of Sales Administration of its predecessor, Xomed Surgical Products, Inc., from 1997 to 1999. He was the Director of Sales of Interpore International, Inc., an orthopaedic medical device company, from 1996 to 1997. Mr. Scott was employed by Smith & Nephew Richards, Inc., and its predecessor, Richards Medical Company, Inc., in various sales and marketing positions from 1966 to 1996, most recently serving as the Vice President of International Sales of ENT.

Timothy E. Davis, Jr. has been the Vice President, Business Development since December 2006. He was a partner with MB Venture Partners, LLC, a medical technology and life sciences venture capital firm specializing in musculoskeletal diseases from 2004 to 2006. Mr. Davis was the Vice President of Vector Fund Management, a healthcare and life sciences venture capital firm from 1997 to 2004. He was a Senior Consultant at Gemini Consulting Group, a healthcare consulting firm from 1995 to 1997 and a Sales Specialist at Parke-Davis Company, a pharmaceutical company, from 1992 to 1994.

Code of Business Conduct

We have adopted a Code of Business Conduct which applies to all directors, officers, employees and agents of the Company and our subsidiaries. The Code of Business Conduct satisfies the SEC’s requirements for a “code of ethics” and Nasdaq’s requirements for a “code of conduct.” The Code of Business Conduct is posted on the our website at www.wmt.com/corporate/codeofconduct.pdf. The information on our website, however, is not a part of this Proxy Statement. The Code of Business Conduct may be waived for any director or officer only by the Board of Directors upon the recommendation of both our Nominating and Corporate Governance Committee and our Ethics Officer. The Board of Directors has no present intention to permit any waiver of the Code of Business Conduct for any director or officer.

OTHER MATTERS

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile or other electronic means or in person. The Company will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

Stockholder Proposals for Inclusion in Proxy Statement for 2008 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2008 annual meeting of stockholders, a stockholder proposal must be received by us no later than the close of business on December 22, 2007. Stockholder proposals must be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Delaware corporate law.

Other Stockholder Proposals for Presentation at 2008 Annual Meeting of Stockholders

For any proposal that is not submitted for inclusion in our proxy statement for the 2008 Annual Meeting of Stockholders, but is instead sought to be presented directly at the meeting, the SEC’s rules permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on March 7, 2008, and advises stockholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on March 7, 2008. Notices of intention to present proposals at the 2008 annual meeting of stockholders should be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

By Order of the Board of Directors,

Jason P. Hood
Secretary
Arlington, Tennessee
April 13, 2007

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
April 13, 2007
Dear Stockholder:
It is a great pleasure to have this opportunity to provide you with our 2006 Annual Report and the Proxy Statement for our 2007 Annual Meeting of Stockholders. The Annual Report discusses our performance in 2006 as well as our business strategy for the future. The Proxy Statement provides you with information relating to the business to be conducted at our annual meeting on May 17, 2007.
YOUR VOTE IS IMPORTANT!
You can submit your proxy in one of two ways:
1.	Call toll-free 1-800-PROXIES (1-800-776-9437) on a touch-tone telephone at any time and follow the instructions on the reverse side; or

2.	Complete, sign, date, and return your proxy card in the accompanying envelope.
Thank you for your continued interest in, and ownership of, Wright Medical Group, Inc.

Sincerely,

F. Barry Bays
Executive Chairman of the Board

PROXY	PROXY
WRIGHT MEDICAL GROUP, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The 2007 Annual Meeting of Stockholders of Wright Medical Group, Inc. (the Company) will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 17, 2007, beginning at 9:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2007 Annual Meeting of Stockholders and Proxy Statement dated April 13, 2007, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
     The undersigned hereby appoints F. Barry Bays, John K. Bakewell, and Jason P. Hood, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of the Company owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.
     The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.
(Continued and to be signed on the reverse side)

2007 ANNUAL MEETING OF STOCKHOLDERS
OF
WRIGHT MEDICAL GROUP, INC.
May 17, 2007
PROXY VOTING INSTRUCTIONS
TELEPHONE – Please call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.
– OR –
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
ACCOUNT NUMBER
You may enter your voting instructions as 1-800-PROXIES up until 11:59 p.m. (Eastern Time) the day before the meeting date.
▼ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. ▼

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒
1.	To elect nine directors to serve on our Board of Directors for a term of one year.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT (See instructions below.)

NOMINEES:	¡	F. Barry Bays
	¡	Martin J. Emerson
	¡	Lawrence W. Hamilton
	¡	Gary D. Henley
	¡	John L. Miclot
	¡	Robert J. Quillinan
	¡	David D. Stevens
	¡	Thomas E. Timbie
	¡	James T. Treace
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee from whom you wish to withhold your vote as shown here: ●
2.	To ratify the selection of KPMG LLP as our independent auditor for 2007.
☐          FOR               ☐          AGAINST               ☐           ABSTAIN

With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.
THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively.